Exhibit 10.1
HORIZON LINES, INC.
Restricted Stock Units Award Agreement
     THIS RESTRICTED STOCK UNITS AWARD AGREEMENT, dated as of this ____ day of June, 2011, between Horizon Lines, Inc., a Delaware corporation (the “Company”) and _____________________ (the “Participant”), is made pursuant and subject to the provisions of the Company’s 2009 Incentive Compensation Plan (the “Plan”). The Plan, as it may be amended from time to time, is incorporated herein by reference. All terms used herein that are defined in the Plan shall have the same meanings given them in the Plan.
     1. Award of Restricted Stock Units. Pursuant to the Plan, on June 2, 2011 the Participant was granted ______ restricted stock units (the “Restricted Stock Units”) subject to the terms and conditions of the Plan and subject further to the restrictions, terms and conditions herein set forth.
     2. Terms and Conditions. The award of Restricted Stock Units hereunder is subject to the following terms and conditions:
          (a) Vesting. Except as provided in paragraph 3 or 5, this award of Restricted Stock Units shall vest on June 2, 2012 (the “Vesting Date”) if the Participant remains in continuous service as a member of the Board to the Vesting Date.
          (b) Payment. Except as provided in paragraph 3, the Participant’s vested Restricted Stock Units shall be paid as soon as administratively practicable (but in any event within thirty (30) days) following the date on which the Participant ceases to perform services as a member of the Board (the “Separation from Service Date”). The amount payable shall be equal to the product of (i) the Restricted Stock Units and (ii) the Fair Market Value of Company Stock on the Separation Date from Service Date, and shall be paid in a single lump sum cash payment.
     3. Death, Disability, or Retirement. The Restricted Stock Units shall become fully vested (if not previously vested) if the Participant dies, is determined by the Board to be Disabled or has a Retirement from the Board (each, an “Special Payment Event”), and shall be paid as soon as administratively practicable (but in any event within thirty (30) days) following the Special Payment Event. The amount payable shall be equal to the product of (i) the Restricted Stock Units and (ii) the Fair Market Value of Company Stock on the date of the Special Payment Event, and shall be paid in a single lump sum cash payment. “Retirement” means, for purposes of this Agreement, the Participant’s cessation of services as a member of the Board after approval by the Board of the Participant’s termination of membership on the Board. Disability shall be determined in accordance with the terms of the Plan.

     4. Forfeiture. All Restricted Stock Units that are not vested on the Participant’s Separation from Service Date shall be forfeited and the Participant shall not be entitled to any payment hereunder.
     5. Change of Control. Notwithstanding any other provision of this Agreement to the contrary, the Restricted Stock Units shall become fully vested (if not previously vested) in the event of a Change of Control and shall be payable in accordance with paragraph 2(b) above.
     6. Unforseeable Emergency. Upon written approval of the Board, a Participant may be permitted to receive payment of all or part of his vested Restricted Stock Units if the Board determines that the Participant has suffered an Unforeseeable Emergency. For purposes of this Agreement, “Unforseeable Emergency” means a severe financial hardship of the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s beneficiary or a dependent (as defined in Code Section 152 without regard to Code Section 152(b)(1), (b)(2), and (d)(1)(B)), loss of the Participant’s property due to casualty (including the need to rebuild a home not otherwise covered by insurance), or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The amount distributed may not exceed the amount necessary to satisfy the Unforeseeable Emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution. A distribution on account of Unforeseeable Emergency may not be made to the extent that such emergency (i) is or may be relieved through reimbursement or compensation by insurance or otherwise, or (ii) by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).
     7. Change in Capital Structure. The number of Restricted Stock Units covered by this Agreement shall be proportionately adjusted for any increase or decrease in the number of issued shares of Company Stock resulting from a subdivision or consolidation of shares or the payment of a stock dividend (but only on the Company Stock), a stock split-up or any other increase or decrease in the number of such shares effected without receipt of cash or property or labor or services by the Company.
     In the event of a change in the Company Stock as presently constituted, which is limited to a change of all of its authorized shares with par value into the same number of shares with a different par value or without par value, the shares resulting from any such change shall be deemed to be the Company Stock within the meaning of the Plan.
     The award of these Restricted Stock Units pursuant to the Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge or to consolidate or to dissolve, liquidate or sell, or transfer all or any part of its business or assets.
     8. No Right to Continued Board Service. This Agreement does not confer upon the Participant any right with respect to continuance of service on the Board.

     9. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the state of North Carolina.
     10. Conflicts. In the event of any conflict between the provisions of the Plan and the provisions of this Agreement, the provisions of the Plan shall govern.
     11. Participant Bound by Plan. Participant hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof.
     12. Binding Effect. Subject to the limitations stated herein and in the Plan, this Agreement shall be binding upon and inure to the benefit of the legatees, distributees and personal representatives of Participant and the successors of the Company.
     13. Section 409A. It is intended that the Restricted Stock Units granted under this Agreement comply in all respects with the requirements of Code Section 409A and the applicable U.S. Treasury Regulations and other generally applicable guidance issued thereunder (collectively, the “Applicable Regulations”), and this Restricted Stock Unit Agreement shall be interpreted for all purposes in accordance with that intent. In the event that the amounts payable under this Agreement are subject to any taxes, penalties or interest under the Applicable Regulations, the Participant shall be solely liable for the payment of any such taxes, penalties or interest.
     IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by a duly authorized officer, and Participant has affixed his signature hereto.
HORIZON LINES, INC.

By:

PARTICIPANT

[insert director name]

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